UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Park-Ohio Holdings Corp.

(Exact name of registrant as specified in its charter)

Ohio	000-03134	34-1867219
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6065 Parkland Blvd.

Cleveland, Ohio 44124

(Address of principal executive offices, including zip code)

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Park-Ohio Holdings Corp. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 through December 31, 2013.

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.02 to this Form SD, and is in the Investor Relations section / SEC filings of the Company’s website at http://www.pkoh.com.

Item 1.02 Exhibit

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.02 hereto.

Section 2 – Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit Number	Description of Exhibit

1.02	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Park-Ohio Holdings Corp.
(Registrant)

/s/ Robert Vilsack	June 2, 2014
Robert Vilsack	(Date)
Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.02	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD